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MidSouth Bancorp Announces Agreement to Acquire Branches in
Dallas-Fort Worth Market

LAFAYETTE, LA., April 4,  2011 /PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE Amex: MSL), announced today that its subsidiary, MidSouth Bank, N.A., has entered into an agreement with Jefferson Bank and First Bank & Trust Company (“First Bank”) to acquire five Jefferson Bank branches located in the Dallas-Fort Worth, Texas area.  As part of the branch acquisition, MidSouth expects to acquire approximately $70 million in loans and to assume over $150 million in deposits.

The branches will be acquired from First Bank following its proposed acquisition of Jefferson Bank through an announced Rule 363 sale in connection with the bankruptcy filing by the parent holding company of Jefferson Bank.  As a result, the acquisition of the branches by MidSouth will be subject to approval by the bankruptcy court.  The branch acquisition is subject to a number of other conditions, including regulatory approvals and other customary closing conditions.  MidSouth anticipates that the acquisition will be completed before July 31, 2011.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana with assets of $1.0 billion as of December 31, 2010.  Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in south Louisiana and southeast Texas.  MidSouth Bank has 34 locations in Louisiana and Texas and 48 ATMs.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Actual results may differ materially from the results in these forward-looking statements.  Factors that might cause such a difference include, among other matters, satisfaction of the closing conditions set forth in the agreements related to the proposed branch acquisition, including receipt of necessary regulatory and bankruptcy court approvals; the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; increased competition for deposits and loans which could affect compositions, rates and terms; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 16, 2011 and in its other filings with the SEC.